Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

East Carolina Bancorp, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statements (No. 333-77689 and 333-151210) on Forms S-8 and the registration statement (No. 333-157574) on Form S-3 of ECB Bancorp, Inc. and Subsidiary of our reports dated March 16, 2010, with respect to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, which reports appear in ECB Bancorp, Inc. and Subsidiary’s 2009 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Greenville, North Carolina

March 16, 2010